EXHIBIT 99.1

U.S. Government Awards BioCryst $69 Million RAPIVAB® (peramivir injection) Contract for Strategic National Stockpile

RESEARCH TRIANGLE PARK, N.C., Sept. 30, 2024 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced that the U.S. Department of Health and Human Services (HHS) has awarded BioCryst up to a $69 million contract for the procurement of up to 95,625 doses over a five-year period of RAPIVAB® (peramivir injection) for the treatment of influenza.

The contract, awarded by the HHS Office of the Administration for Strategic Preparedness and Response (ASPR), will supply the Center for the Strategic National Stockpile (SNS), the nation’s largest supply of life-saving pharmaceuticals and medical supplies for use in a public health emergency. The contract is structured with a 12-month base ordering period and four optional 12-month ordering periods, which the government can exercise on an annual basis. ASPR has executed the first ordering period for $13.9 million and BioCryst plans to supply 19,125 doses to fulfill this option between now and September 29, 2025.

“Since the 2009 H1N1 pandemic, RAPIVAB has been an important component of the U.S. government’s influenza preparedness efforts. As we continue to see emerging changes to circulating influenza viruses, we are pleased to fulfill this order to ensure RAPIVAB remains readily available as a therapeutic option in the event of a potential serious influenza outbreak,” said Dr. Helen Thackray, chief research and development officer of BioCryst.

RAPIVAB was originally stockpiled by the U.S. government under an emergency use authorization in 2009 during the H1N1 influenza pandemic. In 2018, the Centers for Disease Control and Prevention awarded the company a $34.7 million contract for the procurement of up to 50,000 doses of RAPIVAB over a five-year period for the SNS, which was completed by BioCryst in 2022.

About RAPIVAB® (peramivir injection)
RAPIVAB® (peramivir injection) is approved in the United States for the treatment of acute uncomplicated influenza in patients six months and older who have been symptomatic for no more than two days. It is administered via an intravenous infusion for a minimum of 15 minutes at recommended doses of 600 mg for adults and adolescents and 12 mg/kg for pediatric patients ages six months to 12 years. Efficacy of RAPIVAB is based on clinical trials of naturally occurring influenza in which the predominant influenza infections were influenza A virus and a limited number of patients infected with influenza B virus. Visit www.rapivab.com to learn more.

About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals is a global biotechnology company with a deep commitment to improving the lives of people living with complement-mediated and other rare diseases. BioCryst leverages its expertise in structure-guided drug design to develop first-in-class or best-in-class oral small-molecule and protein therapeutics to target difficult-to-treat diseases. BioCryst has commercialized ORLADEYO® (berotralstat), the first oral, once-daily plasma kallikrein inhibitor, and is advancing a pipeline of small-molecule and protein therapies. For more information, please visit www.biocryst.com or follow us on LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding BioCryst’s plans and expectations for RAPIVAB. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: the HHS may purchase smaller quantities of RAPIVAB than currently anticipated, or none at all; BioCryst relies on third-party manufacturers to manufacture RAPIVAB in a timely manner and in accordance with applicable governmental regulations, and any failure of such third-party manufacturers to perform their obligations could impact BioCryst’s ability to supply RAPIVAB pursuant to the HHS procurement contract; and government contracts contain certain terms and conditions, including termination provisions, that subject BioCryst to additional risks. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s forward-looking statements.

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Contact:
John Bluth
+1 919 859 7910
jbluth@biocryst.com